Exhibit 4.6

FIFTH SUPPLEMENTAL INDENTURE

dated as of March 16, 2015

to the

INDENTURE

dated as of December 23, 2009

among

CASCADES INC.,

as the Company,

THE SUBSIDIARY GUARANTORS named therein, and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as successor Trustee,

as amended

FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”), dated as of March 16, 2015, among CASCADES INC. (the “Company”), 401 47th Street Holding LLC and 4626 Royal Avenue Holding LLC (together, the “New Subsidiary Guarantors”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as successor trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of December 23, 2009 (the “Indenture”), providing for the issuance of the Company’s 7⅞% Senior Notes due 2020 (the “Notes”);

WHEREAS, the Company has issued and outstanding $250,000,000 of Notes under the Indenture;

WHEREAS, Section 4.17 of the Indenture provides that the Company shall cause each person that becomes its Canadian or U.S. Restricted Subsidiary to execute and deliver to the Trustee a Subsidiary Guarantee as soon as practicable after such time such person becomes a Canadian or U.S. Restricted Subsidiary;

WHEREAS, the New Subsidiary Guarantors are U.S. Restricted Subsidiaries of the Company;

WHEREAS, Section 9.01 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without the consent of any Holder of a Note to add additional Subsidiary Guarantees with respect to the Notes as provided or permitted under the Indenture; and

WHEREAS, pursuant to Sections 4.17, 9.01 and 9.06 of the Indenture, the Trustee, the Company and the New Subsidiary Guarantors are authorized to execute and deliver this Fifth Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Subsidiary Guarantors, and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             Definitions. (a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b) For all purposes of this Fifth Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Fifth Supplemental Indenture refer to this Fifth Supplemental Indenture as a whole and not to any particular section hereof.

2.            Agreement to Guarantee. The New Subsidiary Guarantors hereby agree, jointly and severally with the existing Subsidiary Guarantors, to guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture. From and after the date hereof, the New Subsidiary Guarantors shall be Subsidiary Guarantors for all purposes under the Indenture and the Notes.

3.            Ratification of Indenture; Fifth Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is, in all respects, ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fifth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.             Miscellaneous.

4.1           Governing Law. THIS FIFTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4.2           Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Fifth Supplemental Indenture, or for or in respect of the recitals contained herein.

4.3           Counterparts. The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

4.4           Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction thereof.

4.5           Conflict with TIA. If any provision of this Fifth Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA, that is required under the TIA to be part of and govern any provision of this Fifth Supplemental Indenture, the provision of the TIA shall control. If any provision of this Fifth Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provisions of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Fifth Supplemental Indenture, as the case may be.

4.6           Severability. In case any provision of this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.7           No Third Party Beneficiaries. Nothing in this Fifth Supplemental Indenture, the Indenture, or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, and the Holders of the

Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Fifth Supplemental Indenture or the Notes.

4.8           FATCA. This Fifth Supplemental Indenture has not resulted in a material modification of the issuance for purposes of the Foreign Account Tax Compliance Act (FATCA) provisions of the Internal Revenue Code.

[remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the date first above written.

Company:

CASCADES INC.

By:	/s/ Robert F. Hall
	Name:	Robert F. Hall
	Title:	Vice President, Legal Affairs and
Corporate Secretary

New Subsidiary Guarantors:

401 47TH STREET HOLDING LLC

By:	/s/ Louise Paul
	Name:	Louise Paul
	Title:	Assistant Secretary

4626 ROYAL AVENUE HOLDING LLC

By:	/s/ Louise Paul
	Name:	Louise Paul
	Title:	Assistant Secretary

Trustee:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Yana Kislenko
	Name:	Yana Kislenko
	Title:	Vice President